Exhibit 4.2

EXECUTION VERSION

SUCCESSOR SUPPLEMENTAL INDENTURE

SUCCESSOR SUPPLEMENTAL INDENTURE (this “Successor Supplemental Indenture”), dated as of September 7, 2012, among Interline Brands, Inc., a Delaware corporation (as successor by merger to Isabelle Acquisition Sub Inc. (“Merger Sub”)) (the “Company” or “Interline”) and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, Merger Sub and the Trustee are parties to an indenture (the “Indenture”), dated as of August 6, 2012, providing for the issuance of 10%/10.75% Senior Notes due 2018 (the “Notes”);

WHEREAS, pursuant to the Merger Agreement, upon the Escrow Release Date, Merger Sub was merged with and into Interline, with Interline as the Successor Company in the Merger;

WHEREAS, Section 5.01 of the Indenture provides that any such Successor Company expressly assume, by a supplemental indenture, all the obligations of Merger Sub under the Notes and the Indenture;

WHEREAS, Section 9.02(2) of the Indetnure provides that, without the consent of any Holders, the Issuer may amend the Indenture to comply with Article Five of the Indenture;

WHEREAS, Interline wishes to assume all the obligations of Merger Sub under the Notes and the Indenture;

WHEREAS, pursuant to the Indenture, Interline and the Trustee have agreed to enter into this Successor Supplemental Indenture for the purposes stated herein; and

WHEREAS, all things necessary have been done to make this Successor Supplemental Indenture, when executed and delivered by Interline, the valid and binding agreement of Interline, in accordance with its terms.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, Interline and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1)           Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)           Successor.  Interline, as the Successor Company to Merger Sub in the Merger, hereby assumes all the obligations of Merger Sub under the Notes and the Indenture pursuant to the terms and conditions of the Indenture, and Interline agrees to be bound as an obligor under the Indenture as if it had been an initial signatory thereto.  In accordance with Section 5.02 of the Indenture, Interline shall hereby succeed to, and be substituted for, and may exercise every right and power of, Merger Sub.

(3)           GOVERNING LAW.  THIS SUCCESSOR SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(4)           Counterparts.  The parties may sign any number of copies of this Successor Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Sigantures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(5)           Effect of Headings.  The section headings herein are for convenience only and shall not affect the construction hereof.

(6)           The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Successor Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by Interline.

IN WITNESS WHEREOF, the parties hereto have caused this Successor Supplemental Indenture to be duly executed, all as of the date first above written.

INTERLINE BRANDS, INC. (as successor by merger to Isabelle Acquisition Sub Inc.), a Delaware corporation

By:	/s/ Michael Agliata
Name: Michael Agliata
Title: Vice President, General Counsel & Secretary

SUCCESSOR SUPPLEMENTAL INDENTURE

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Richard Prokosch
Name: Richard Prokosch
Title: Vice President

SUCCESSOR SUPPLEMENTAL INDENTURE